SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 30, 2004

CARE CONCEPTS I, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-20958	86-0519152
(State or other jurisdiction	(Commission File	(IRS Employer
or incorporation)	Number)	Identification No.)

760 E. McNab Road, Pompano Beach, Florida  33060

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code (954) 786-2510

_____________________________________________________________________________________

(Former name or former address, if changed since last report)

ITEM 2.

ACQUISITION OR DISPOSITION OF ASSETS.

On July 30, 2004, Care Concepts I, Inc. (the “Company”), announced that they entered into an agreement to acquire 100% of Media Billing Company, LLC and Internet Billing Company (collectively “iBill”) from Penthouse International, Inc. (“Penthouse”). Under the Stock Purchase Agreement, the Company will issue a newly authorized series of its class D convertible preferred stock and 3.89 million shares of its restricted common stock. At the closing of the transaction Penthouse will own 19.9% of Care Concepts I, Inc. outstanding common stock. The percentage of the fully diluted Company common shares to which the series D preferred stock may be convertible will depend upon the earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the iBill subsidiary in fiscal 2004 or 2005.

The maximum number of Company common shares issued to Penthouse in the transaction will not exceed 49.9% of the fully diluted Company common stock. The day-to-day operations of iBill will be continued by its current management.

The closing of the transaction is subject to standard closing conditions as well as approval of the American Stock Exchange (“AMEX”), which has preliminarily advised the Company that to maintain its listing on the AMEX it would require to satisfy all of the existing criteria for initial listing on the AMEX giving effect to the acquisition.

The above represents a summary of the terms of the Stock Purchase Agreement and it is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is attached to this filing.

ITEM 7.

EXHIBITS.

Exhibit No.

Description

10.1

Stock Purchase Agreement dated July 22, 2004 by and among Care Concepts I, Inc. and Penthouse International, Inc.

99.1

Press Release dated July 30, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Care Concepts I, Inc. has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARE CONCEPTS I, INC.

By:	/s/ STEVE MARKLEY
Name:	Steve Markley
Title:	Chief Executive Officer

Dated:  August 3, 2004

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